Exhibit No. 99.2

NEORX BOARD NAMES JACK BOWMAN AS EXECUTIVE CHAIRMAN

                Seattle, WA, March 11, 2003 — NeoRx Corporation (NASDAQ: NERX) today announced the appointment of Jack L. Bowman as Chairman of the company’s Board of Directors.  Mr. Bowman succeeds Fred Craves, PhD, who has served as Chairman of the Company’s Board since 1993.  Dr. Craves will assume the position of Vice Chairman of the Board.

                Mr. Bowman also will serve as Executive Chairman of the Company. Doug Given, MD, PhD, President and Chief Executive Officer, and a member of the Board, will continue in those roles.

                Mr. Bowman, 70, was formerly Group Chairman of Johnson & Johnson with global responsibility for most of the company’s pharmaceuticals and diagnostics businesses. Prior to joining Johnson & Johnson, he was President of Lederle, and Corporate Executive Vice President of American Cyanimid. Previously, he held a range of sales, marketing and general management positions with Ciba-Geigy.  Mr. Bowman has served on the NeoRx Board of Directors since 1994.  He serves on several other public and private boards and is an advisor to Bay City Capital LLC.

                “We are very pleased that Jack has agreed to accept this leadership position with the company,” said Dr. Craves. “His broad, hands-on experience in pharmaceuticals, already an asset at the Board level, will be even more valuable as he takes an active role in establishing the strategic direction and management of NeoRx.”

                Mr. Bowman said, “I welcome this opportunity to more actively serve this company and management team.  They have been doing an excellent job of right-sizing the company and prioritizing its programs.”

                Dr. Craves, 56, is Managing Director of Bay City Capital LLC, which he co-founded in 1997.

                In a separate press release issued today, NeoRx also announced that it had filed an application to transfer its Common Stock to The Nasdaq SmallCap Market.

                NeoRx is a cancer therapeutics company developing products for targeted delivery of cytotoxic agents, including radiopharmaceuticals, to tumor sites. This release contains forward-looking statements relating to the development of the

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Company’s products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  The words “believe,” “expect,” “intend”, “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Factors that could affect the Company’s actual results include conditions in the capital markets in general and in the life science capital market specifically which may affect potential financing sources for the development of NeoRx’s business, the progress and costs of clinical trials and the timing of regulatory approvals, the ability to successfully develop and commercialize products and the risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2001 and its latest Quarterly Report on Form 10-Q.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Visit NeoRx at www.neorx.com.

NeoRx is a registered trademark of NeoRx Corporation in the United States and/or foreign countries.

© 2003 NeoRx Corporation. All Rights Reserved.

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